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[PEABODY LOGO]                                              PEABODY ENERGY
                                                            NEWS RELEASE

                                                            CONTACT:
                                                            Vic Svec
                                                            (314) 342-7768

FOR IMMEDIATE RELEASE
May 1, 2003

CERTAIN PEABODY ENERGY (NYSE: BTU)
SHAREHOLDERS COMPLETE SECONDARY OFFERING

ST. LOUIS, May 1 -- Peabody Energy announced today that the public offering of 5 million shares by certain shareholders, under Peabody's shelf registration statement, has been priced at $26.50 per share. Certain selling shareholders have also granted the underwriters an over-allotment option to purchase an additional 750,000 shares at the offering price of $26.50.

         Selling shareholders include Lehman Brothers Merchant Banking Partners II L.P. and its affiliates. The company did not sell any shares through the offering. Selling shareholders will receive all net proceeds. The offering was made through a group of underwriters led by Lehman Brothers Inc.

         Peabody Energy (NYSE: BTU) is the world's largest private-sector coal company, with 2002 sales of 198 million tons of coal and $2.7 billion in revenues. Its coal products fuel more than 9 percent of all U.S. electricity generation and more than 2 percent of worldwide electricity generation.

This announcement shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.